Exhibit 99.1
Lighting Science Group Corporation Announces
Resignation of Director and Vice Chairman
Dallas, TX — March 11, 2008 — Lighting Science Group Corporation (the “Company”) (OTCBB: LSCG), a leading developer and integrator of white light solutions using LED technology, today announced that Ron Lusk, the Company’s Vice Chairman and a director, has resigned as a director and employee of the Company. In connection with his resignation, the Company and Mr. Lusk have entered into a separation agreement and an agreement pursuant to which the Company will sell to Mr. Lusk on an exclusive basis LED fixtures for use in commercial indoor parking garages sold through parking lot management companies. “We thank Ron for his years of service and look forward to working with him to increase the adoption of LED lighting for indoor parking garages,” said Govi Rao, the Company’s Chairman and Chief Executive Officer.
About Lighting Science Group Corporation
Lighting Science Group Corporation (www.lsgc.com) designs and sells highly energy efficient and environmentally friendly lighting solutions based on its proprietary Optimized Digital Lighting® (ODL®) technology in consumer and professional applications. The Company’s patented and patent-pending designs in power management, thermal management, manufacturing processes and other areas reduce lighting systems’ energy consumption while delivering immediate cost savings and environmental benefits to the end-user.
LED Holdings, a portfolio company of Pegasus Capital Advisors (www.pcalp.com) holds a majority of the issued and outstanding shares of Common Stock of Lighting Science Group Corporation. Pegasus Capital Advisors is a private equity fund manager with offices in New York, New York and Cos Cob, Connecticut. Founded in 1995, Pegasus provides capital to middle market companies across a wide range of industries, with particular focus on businesses that make a meaningful contribution to society by positively affecting the environment, contributing to sustainability and enabling healthy living.
“Lighting Science,” “Optimized Digital Lighting,” “ODL” and the ODL light beam logo are registered in the U.S. Patent and Trademark Office. The phrase “Changing the Way the World Sees Light” and the LSG concentric ovals logo are trademarks of Lighting Science Group Corporation. Readers should carefully review the risk factors described in documents filed by the Company with the SEC. Readers are specifically directed to the discussion under “Risk Factors” in the Company’s Registration Statement on Form S-1.

Media Contact:	Investor Relations Contact:
Lewis Goldberg	Steve Hamilton
KCSA Worldwide	Lighting Science Group
212.896.1216	214.382.3650
lgoldberg@kcsa.com	shamilton@lsgc.com

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